UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2011

StellarOne Corporation

(Exact name of registrant as specified in its charter)

VIRGINIA	000-22283	54-1829288
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Peter Jefferson Parkway, Suite 250

Charlottesville, Virginia 22911

(Address of principal offices, including zip code)

(540) 829-1633

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 1, 2011, StellarOne Corporation (the “Company”) entered into a new form of employment agreement (the “2011 Agreements”) with each of the following executive officers of the Company: O.R. Barham, Jr., President and Chief Executive Officer of the Company; Litz Van Dyke, Executive Vice President and Chief Operating Officer of the Company; and Jeffrey W. Farrar, Executive Vice President and Chief Financial Officer of the Company (each, an “Executive” and collectively, the “Executives”). The 2011 Agreements were prepared to replace each Executive’s employment agreement that expired on December 31, 2010.

Each 2011 Agreement has a term that begins on January 1, 2011 and continues until December 31, 2013, and automatically extends for additional one-year periods after December 31, 2013 unless either the Company or the Executive notifies the other of the intention not to renew. Under the 2011 Agreements, the minimum annual base salaries of the officers beginning January 1, 2011 are as follows: Mr. Barham, $371,000; Mr. Van Dyke, $225,000; and Mr. Farrar, $232,000.

Under the 2011 Agreements, the Executives may participate in such short-term or long-term cash and/or equity incentive plan(s) in such manner and subject to such terms and conditions as the Compensation Committee or the Board of Directors of the Company, in its sole discretion may determine. The Executives will also continue to receive health insurance and other benefits. In addition, Mr. Barham will continue to receive an annual contribution made by the Company to a deferred compensation plan in the amount of 15% of his annual base salary.

The Executives will also be entitled to receive certain severance payments as discussed below, in the event of a covered termination of employment. If the Company terminates the employment of an Executive without cause or an Executive terminates his employment for good reason (each term as defined in the agreements) in a non-change of control context, the Company would be obligated to pay the Executive a lump-sum cash payment equaling his annual base salary for 18 months from the date of termination and to continue the Executive’s and his family’s health care coverage benefits for 18 months from the date of termination. In addition, the 2011 Agreements provide that an Executive will also be subject, in certain circumstances, to non-competition restrictions for a period of 18 months following the termination of his employment in a non-change of control context. However, certain non-competition restrictions will not be in effect in the event the payments and benefits to be provided to the Executive cannot be paid due to the golden parachute prohibition of the Troubled Asset Relief Program Capital Purchase Program.

The 2011 Agreements also provide for three years continued employment in the event of a change of control (as defined in the agreements) of the Company. If following a change of control, the Company terminates the employment of an Executive without cause or the Executive terminates his employment for good reason, the Company would be obligated to continue the Executive’s and his family’s health care coverage benefits for an additional 36 months and to pay the Executive a lump-sum cash payment equal to the lesser of 2.00 or the balance of the agreement’s term (expressed in year(s) and/or a fractional part of a year, as applicable) times his combined annual base salary at the time of termination and average annual bonus for the two most recently completed years. Such payments are limited, however, to the maximum amount, if any, which can be paid without any of the payments being excess parachute payments under Section 280G of the Internal Revenue Code. The Executive will also be subject to non-competition restrictions for a period of 18 months following the termination of his employment unless the Company terminates his employment without cause or he terminates his employment for good reason in a change of control context.

The 2011 Agreements also include a provision that any incentive-based compensation or award the Executive has received is subject to clawback by the Company as required by applicable federal law.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to 2011 Agreements, copies of which are included as exhibits to this report and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement between StellarOne Corporation and O.R. Barham, Jr., dated January 1, 2011.

10.2	Employment Agreement between StellarOne Corporation and Litz Van Dyke, dated January 1, 2011.

10.3	Employment Agreement between StellarOne Corporation and Jeffrey W. Farrar, dated January 1, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

StellarOne Corporation

Date: January 4, 2011	By:	/S/ JEFFREY W. FARRAR
Jeffrey W. Farrar
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement between StellarOne Corporation and O.R. Barham, Jr., dated January 1, 2011.

10.2	Employment Agreement between StellarOne Corporation and Litz Van Dyke, dated January 1, 2011.

10.3	Employment Agreement between StellarOne Corporation and Jeffrey W. Farrar, dated January 1, 2011.

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